Exhibit 10.2

CVRx, Inc.
Restricted Stock Unit Agreement
2021 EQUITY INCENTIVE PLAN

    CVRx, Inc. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants an Award of Restricted Stock Units (“RSUs”) to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]
Number of Restricted Stock Units: [_______]	Grant Date: __________, 202_
Vesting Schedule:
Scheduled Vesting Date The earlier of the next annual stockholders’ meeting following the Grant Date or the one (1) year anniversary of the Grant Date	Restricted Stock Units that Vest 100%

By evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units.

CVRx, Inc.:

By: Kevin Hykes
Title: President & Chief Executive Officer

CVRx, Inc.
2021 Equity Incentive Plan
Restricted Stock Unit Agreement

Terms and Conditions

1.    Grant of Restricted Stock Units. Each RSU represents the right to receive one Share of the Company’s common stock.

2.    Restrictions Applicable to RSUs. Neither this Award nor the RSUs subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a domestic relations order, or (iii) with the prior written approval of the Company, by gift to a ”family member” as the term is defined under General Instruction A(5) to Form S-8 under the Securities Act of 1933, as amended. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The RSUs and your right to receive Shares in settlement of the RSUs under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3.    No Stockholder Rights. The RSUs subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of RSUs subject to this Agreement unless and until Shares are issued to you upon settlement of the RSUs as provided in Section 6.
4.    Vesting of RSUs. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date specified in the Vesting Schedule on the cover page of this Agreement, on which RSUs subject to this Agreement vest as provided in this Section 4.

(a)Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the RSUs will vest in the amounts and on the Scheduled Vesting Date specified in the Vesting Schedule.

(b)Accelerated Vesting. Notwithstanding Section 4(a), the vesting of outstanding RSUs will be accelerated or continued under the circumstances provided below:

(1)Death or Disability. If your Service terminates prior to the Scheduled Vesting Date due to your death or Disability, then all of your unvested RSUs shall vest in full as of such termination date.

(2)Change in Control. All unvested RSUs shall vest in full upon the occurrence of a Change in Control that occurs while you continue to be a Service Provider.

(3)Other. Vesting of the RSUs may be accelerated at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

5.    Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a Service Provider prior to the Scheduled Vesting Date, you will forfeit all unvested RSUs.

6.    Settlement of RSUs. Provided that the Company has determined that all other conditions to your receipt of Shares, including compliance with applicable laws as provided in Section 16(c) of the Plan, have been satisfied, the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each RSU which has vested pursuant to Section 4, as soon as practicable after the earlier of (i) the date of your termination of Service, or (ii) the consummation of a Change in Control, but no later than the 15th day of the third calendar month following the date of the earlier of the termination of Service or Change in Control. Delivery of the Shares shall be evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by you, or book-entry registration of such Shares with the Company’s transfer agent, and shall be in complete satisfaction and settlement of such vested RSUs. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the RSUs that vest include a fractional RSU, the Company shall round the number of vested RSUs to the nearest whole RSU prior to issuance of Shares as provided herein.

7.    Dividends and Dividend Equivalents. The RSUs do not provide any dividends or dividend equivalents.

8.    No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.
9.    Governing Plan Document. This Agreement and the RSUs are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

10.    Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

11.    Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

12.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.    Section 409A of the Code. The Award of RSUs as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to comply with Code Section 409A, and this Award shall be administered and interpreted in accordance with this intent. For purposes of this Agreement, (i) a “termination of Service” shall mean your “separation from service” as such term is defined for purposes of Code Section 409A, and (ii) no Change in Control shall occur upon an event described in Section 2(f) of the Plan unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

14.    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.